Press Release

FOR IMMEDIATE RELEASE:	Contact:
Investor Relations
(336) 719-4622

Pike Electric Reports First Fiscal Quarter 2009 Results
— Strong Quarter Leads Company to Raise Outlook for Fiscal 2009 —

MT. AIRY, N.C., November 10, 2008 - PRNewswire - Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of energy solutions, including powerline construction, engineering, substation, EPC, and renewable energy, today announced the results for its fiscal first quarter ended September 30, 2008.

Fiscal 2009 First Quarter Results
Total revenues for the first quarter of 2009 increased $45.8 million to $185.5 million, compared to $139.7 million in the first quarter of fiscal 2008. Core revenues for the first quarter of fiscal 2009 were $107.8 million, compared to $134.9 million for the first quarter of fiscal 2008 as storm restoration activity diverted significant core work. Storm restoration revenues totaled $77.7 million for the first quarter of fiscal 2009 primarily due to damages caused by Hurricanes Gustav and Ike, compared to $4.8 million for the first quarter of fiscal 2008.

Gross profit for the first quarter of fiscal 2009 was $45.0 million, or 24.2% of revenue, compared to $23.3 million or 16.7% of revenue, for the first quarter of fiscal 2008. The gross profit increase is due to higher margin storm restoration services during the quarter.

General and administrative expenses for the first quarter of fiscal 2009 were $13.3 million, or 7.2% of revenue, compared to $10.3 million, or 7.4% of revenue, for the first quarter of fiscal 2008. Interest expense decreased 46.6% to $2.3 million compared to the first quarter of fiscal 2008 primarily due to lower debt balances.

Net income for the first quarter of fiscal 2009 totaled $18.3 million, or $0.54 per diluted share, compared to net income of $5.3 million, or $0.16 per diluted share, for the first quarter of fiscal 2008.

“We had an excellent first quarter. Our crews’ efficient response with clean-up efforts following hurricanes Gustav and Ike is a testament to our flexible business model which allows us to quickly mobilize crews across our system, get the job done and return to our core business. Even more importantly, the quarter marks our completion of the acquisition and integration of EDS, transforming Pike into an energy solutions company,” stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric.

“We are confident that we are well-positioned to serve a much broader spectrum of our nation’s energy needs, including engineering, substation and EPC work. These energy solutions, along with our operating discipline, solid cash flows and strong balance sheet, position us to continue to drive long term growth,” continued Mr. Pike. “Given credit market concerns and uncertainty in the U.S. economy, we are faced with limited visibility into our customers’ near-term spend on maintenance and capital projects.”

On September 1, 2008 the Company completed the acquisition of Energy Delivery Services, Inc. (“EDS”) for $24.5 million, subject to a working capital adjustment, and the assumption of certain operating liabilities. The entire purchase price was paid with available cash.

Pike Electric Corporation

Outlook
Based on current economic conditions, the estimated impact of the EDS acquisition which closed on September 1, 2008, diesel fuel cost fluctuations, storm volatility, and other factors, the Company now expects its total revenues and diluted earnings per share for its fiscal year ending June 30, 2009 to range from $650 million to $680 million and from $0.85 to $0.95 respectively, compared to the prior expectation of total revenues in the range of $620 million to $650 million and diluted earnings per share in the range of $0.55 to $0.65.

Conference Call
Pike Electric will host a conference call today to discuss financial results for its fiscal first quarter ended September 30, 2008 at 8:30 a.m. EDT on November 10, 2008. This call is being web cast and can be accessed by visiting the Investor Relations section of the Company’s website at www.pike.com. The call can be accessed live over the phone by dialing (888) 277-7115, or for international callers, (913) 312-1433. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 2846131. The replay will be available until November 17, 2008.

About Pike Electric
Pike Electric is one of the largest providers of energy solutions in the United States, including powerline construction, engineering, substation, EPC, and renewable energy. The Company is also a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2008 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

Pike Electric Corporation

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30	June 30,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,054	$11,357
Accounts receivable, net	106,344	62,224
Work completed not billed	62,911	40,013
Inventories	9,976	8,343
Prepaid expenses and other	7,036	5,123
Deferred income taxes	14,083	15,376
Total current assets	201,404	142,436
Property and equipment, net	229,735	229,119
Goodwill	100,881	94,402
Other intangibles, net	43,324	40,065
Deferred loan costs, net	2,579	2,778
Other assets	1,463	1,463
Total assets	$579,386	$510,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,323	$10,867
Accrued compensation	39,939	22,157
Accrued expenses and other	10,962	5,018
Income taxes payable	10,787	442
Current portion deferred compensation	1,341	3,666
Current portion of insurance and claim accruals	27,387	28,873
Revolving credit facility	17,370	-
Total current liabilities	123,109	71,023
Long-term debt, net of current portion	140,500	140,500
Insurance and claim accruals, net of current portion	7,917	7,989
Deferred compensation, net of current portion	4,954	6,283
Deferred income taxes	61,301	62,416
Other liabilities	907	1,100
Commitments and contingencies
Stockholders’ equity:

Preferred stock, par value $0.001 per share; 100,000 authorized shares; no shares issued and outstanding	-	-

Common stock, par value $0.001 per share; 100,000 authorized shares; 33,317 and 33,183 shares issued and outstanding at September 30, 2008 and June 30, 2008, respectively	6,427	6,427
Additional paid-in capital	149,627	148,288
Accumulated other comprehensive income (loss)	(668)	(806)
Retained earnings	85,312	67,043
Total stockholders’ equity	240,698	220,952
Total liabilities and stockholders’ equity	$579,386	$510,263

Pike Electric Corporation

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)

	Three months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$185,506	$139,735
Cost of operations	140,545	116,457

Gross profit	44,961	23,278
General and administrative expenses	13,301	10,311
Loss on sale and impairment of property and equipment	242	45

Income from operations	31,418	12,922
Other expense (income):
Interest expense	2,335	4,372
Other, net	(207)	(60)
Total other expense	2,128	4,312

Income before income taxes	29,290	8,610
Income tax expense	11,021	3,327

Net income	$18,269	$5,283

Earnings per share:
Basic	$0.55	$0.16
Diluted	$0.54	$0.16

Shares used in computing earnings per share:
Basic	32,987	32,696
Diluted	33,842	33,671